EXHIBIT 2.1

AMENDED AND RESTATED MERGER AGREEMENT

Amended and Restated MERGER AGREEMENT dated as of August 25, 2006 by and among NUTRITION 21 INC., a New York corporation having an office at 4 Manhattanville Road, Purchase, NY 10577-2197 (“N21”), N21 ACQUISITION I LLC, a New York limited liability company that is a wholly owned subsidiary of N21 (“NewCo”), and ICELAND HEALTH, INC., a New York corporation having an office at 477 Congress Street, 5th floor, Portland Maine 04101 (“Iceland Health” or the “Company”), and MARK H. STENBERG (“Stenberg”) and ARNOLD BLAIR (“Blair”), each having an office c/o the Company and together owing all of the capital stock of the Company. Stenberg and Blair are sometimes hereinafter referred to individually as a “Stockholder” and collectively as the “Stockholders.” This Amended and Restated Agreement (this “Agreement”) amends and restates the Agreement dated as of August 15, 2006 by and among N21, the Company, the Stockholders and N21 Acquisition Corp., and among other things, substitutes NewCo as a party in place of N21 Acquisition Corp.

W I T N E S S E T H:

IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1.	The Merger.

(a)
The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the New York Limited Liability Company Law (“NYLLC”), on the Closing Date (as hereinafter defined), Iceland Health shall be merged with and into NewCo and the separate existence of Iceland Health shall thereupon cease (the “Merger”), and NewCo, as the limited liability company surviving the Merger, shall by virtue of the Merger continue its separate existence under the laws of the State of New York.

(b)
Merger Consideration. Subject to the terms and conditions of this Agreement and in consideration of the transactions contemplated hereby, if the Merger is effected, then all shares of capital stock of Iceland Health issued and outstanding immediately prior to the Closing Date (collectively, the “Iceland Health Shares”), shall entitle the holders thereof in the aggregate to:

(1)	The following consideration payable or deliverable at the Closing:

(a)	8,000,000 shares (the “Initial Merger Shares”) of N21’s common stock (the “Common Stock”);

(b)	$1,000,000 in cash; and

(c)	Promissory notes of N21 in the form of Exhibit A and in the aggregate principal amount of $2.5 million (the “Notes”). The Notes will be secured as contemplated in Section 3(e)

(2)	The additional consideration that is payable after the Closing as set forth in Section 5.

(3)	The downside protection that is contingently deliverable after the Closing as set forth in Section 6.

(c)	Each item of consideration referred to in clause (1), (2) and (3) of Section (b)(1) shall be paid or delivered 50% to Stenberg and 50% to Blair.

(d)	Stenberg and Blair hereby irrevocably waive any and all appraisal rights in respect of the Merger.

(e)
Effective Time of the Merger. The Merger shall become effective at the date and time when a Certificate of Merger meeting the requirements of the NYLLC shall have been duly executed and filed in accordance with such Section. The Certificate of Merger shall be filed concurrently with the Closing.

(f)	Upon effectiveness of the Merger:

(i)
by virtue of the Merger and without any action on the part of N21, NewCo, Iceland Health or any stockholder of Iceland Health, all outstanding Iceland Health Shares will be ipso facto revoked and canceled.

(ii)	The name of NewCo will be changed to “Iceland Health, LLC”

(iii)
The articles of organization of NewCo as in effect immediately prior to the effectiveness of the Merger shall continue to be the articles of organization of NewCo as the surviving entity, until thereafter changed or amended in accordance with its terms and as provided by law and this Agreement, except that the name of the entity in such articles of organization shall be amended to read “Iceland Health, LLC”

(iv)
The Operating Agreement of NewCo in effect immediately prior to the to the effectiveness of the Merger shall continue to be the Operating Agreement of NewCo as the surviving entity, until thereafter changed or amended in accordance with their terms and as provided by law and this Agreement, except that the name of the limited liability company in such Operating Agreement shall be amended to read “Iceland Health, LLC”

(v)
Board of Directors and Officers. The managers of NewCo and the officers of NewCo in office immediately prior to the to the effectiveness of the Merger shall, from and after the effectiveness of the Merger, continue to be the managers and officers, respectively, of NewCo as the surviving entity, in each case until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the articles of organization and Operating Agreement of NewCo as the surviving entity.

(vi)	The Merger shall have such other effects as are set forth in this Agreement and in the NYLLC.

(g)	Each Stockholder agrees to vote all of his Iceland Health Shares in favor of the Merger.

(h)
Following the signing of the Agreement and until the earlier to occur of (i) the Closing (as defined below) or (ii) the termination of the Agreement, neither Stockholder will sell any Iceland Health Shares or Security Rights (as defined in Section 9(g).

(i)
The parties intend that the Merger qualify as a tax free reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended, and mutually agree to file their respective tax returns consistently, one with the other, and with a view for qualifying for such treatment.

(j)
So long as the Stockholders own in the aggregate not less than 4,000,000 shares of Common Stock (as such number is appropriately adjusted to reflect stock splits, combinations or similar events), they shall be entitled to notice of all meetings of the Board of Directors of N21 and to attend such meetings as non-voting observers.

2.	Closing.

(a)
The closing of the Merger (the “Closing”) shall take place at 10:00 A.M., local time at the offices of counsel to N21, on September 15, 2006, or such other day as the parties shall mutually agree but not later than the fifth business day after satisfaction or waiver of the conditions set forth in Sections 12 and 13 hereof.

(b)
Should any conditions set forth in Section 12 and/or 13 not be satisfied on or before September 15, 2006 or such other date as the parties shall mutually agree as set forth in clause (a) above, this Agreement shall terminate unless mutually extended by the parties, except that the parties shall continue to be liable for any breach by them of this Agreement prior to such termination, including, without limitation, the breach of any covenant herein to use designated efforts to cause any one or more of such conditions to be satisfied.

(c)	The day on which the Closing actually takes place is herein sometimes referred to as the “Closing Date.”

3.	Other Transactions Relating to Closing; Further Assurances.

(a)	At the Closing, Iceland Health will deliver to NewCo:

(i)	copies of the certificate of incorporation and by laws of Iceland Health, certified by an officer of Iceland Health as a true and correct copy thereof as of the Closing Date;

(ii)	all consents of third parties required hereunder as a condition to Closing by either party;

(iii)	an opinion of Iceland Health’s counsel containing such opinions as are customarily given in transactions of the type contemplated hereby;

(iv)
an opinion of Iceland Health’s tax counsel, reasonably satisfactory to the Stockholders, containing such opinions as are customarily given in transactions of the type contemplated hereby (the “Tax Opinion”);

(v)	letters of resignation of all directors of Iceland Health serving immediately prior to the Effective Time;

(vi)
a copy of the resolutions of the Board of Directors of Iceland Health, together with resolutions of the stockholders of Iceland Health, approving the execution and delivery of this Agreement and the consummation of all of the transactions contemplated hereby, duly certified by an officer of Iceland Health; and

(vii)	such other documents and agreements as may be required pursuant to this Agreement or as may reasonably be requested by N21 and its counsel.

(b)	On the Closing Date, N21 and/or NewCo shall deliver or cause to be delivered to Iceland Health the following:

(i)
a copy of the resolutions of the Board of Directors of N21 approving the execution and delivery of this Agreement and the consummation of all of the transactions contemplated hereby, duly certified by an officer of N21;

(ii)
a copy of a resolution of the Board of Manager and member of NewCo, approving the execution and delivery of this Agreement and the consummation of all of the transactions contemplated hereby, duly certified by an officer of NewCo;

(iii)	opinions of counsel from each of N21’s and NewCo’s counsel containing such opinions as are customarily given in transactions of the type contemplated hereby;

(iv)	stock certificates of N21 evidencing the issuance of the Initial Merger Shares; and

(v)	such other documents and agreements as may be required pursuant to this Agreement or as may reasonably be requested by Iceland Health and its counsel.

(c)
On the Closing Date, N21 shall deliver or cause to be paid or delivered to the Stockholders the consideration that is payable or deliverable to the Stockholders at the Closing under the provisions of Section 1.

(d)
On the Closing Date, N21 will execute and deliver with each Stockholder an employment agreement in the form of Exhibit 3(d)(i) and a confidentiality and non-compete agreement in the form of Exhibit 3(d)(ii).

(e)
On the Closing Date, N21 will, by way of a security agreement in form and substance reasonably satisfactory to Stockholders and their counsel, grant to the Stockholders a security interest in the Iceland Health trade name and trademark to secure the obligations of N21 under the Notes.

(f)	At the Closing, each Stockholder will deliver to NewCo

(i)	a general release in favor of Iceland Health;

(ii)	his share certificates in Iceland Health for cancellation; and

(iii)
notes aggregating $170,000 (the “$170,000 Notes”) payable by the Stockholders to the Company, representing amounts owed by them to the Company as of the Closing Date. The $170,000 Notes shall be in form similar to the Notes, shall bear interest at the rate set forth in the Notes and shall be payable by crediting the principal and interest owed thereunder against amounts owed by N21 to the Stockholders under the Notes upon maturity or accelerated maturity.

(g)
Effective as of the Closing Date, the Stockholders shall cause Iceland Health, Inc., a Delaware corporation (“Iceland Delaware”), to change its name to a name that does not include “Iceland,” ” and to have entered into a service agreement with the Company in form and substance reasonably satisfactory to N21. The Stockholders jointly and severally represent and warrant to N21 that Iceland Delaware has had no assets since its inception, except that it has opened certain bank accounts in which revenues have been deposited on behalf of the Company.

4.	Working Capital Adjustment

(a)	The term “Working Capital” as used herein means working capital as determined in accordance with generally accepted accounting principles, as such principles have to date been applied by N21.

(b)
Within 60 days after the Closing, N21 shall pay in cash to the Stockholders (allocated equally between them) the amount if any by which the Working Capital of the Company as of the Closing shall have exceeded $100,000.

(c)
Within 60 days after the Closing, the Stockholders shall jointly and severally pay in cash to the Company the amount, if any, by which the Working Capital of the Company as of the Closing shall have been less than $100,000.

(d)
Working Capital shall be computed on an accrual basis in accordance with GAAP as applied by N21, except that there shall also be taken into account as accounts receivable all credit card and “E-check” sales to customers that have been submitted to a credit card processing company or “E-check” processing company for payment approval through and including the date of Closing, less any such submissions for which approval for payment is subsequently declined. Any disagreements with respect to the calculation and determination of Working Capital shall be decided by an independent accountant mutually acceptable to the parties (failing agreement on which, each shall designate accountants of their own selection which shall themselves appoint accountants for such purpose), whose decision shall be binding and conclusive.

(e)	The $170,000 Notes, and receivables from related parties, shall not be considered receivables or assets for the purposes of the calculation of Working Capital

(f)	For clarity, the obligations of the parties under this Section 4 shall not be subject to limitations under Section 14.

5.	Additional Consideration.

(a)	Certain Definitions.

(i)	The term “Eligible Product” means any product that is sold under the Iceland Health trademark or that contains fish oil or omega 3.

(ii)
The term “Net Sales” means gross sales by N21, NewCo or any Affiliate thereof (as defined below), collectively referred to herein as the “Sellers”, of Eligible Products, and/or or its direct or indirect assignees, licensees or sublicensees, less allowances, returns, volume discounts, pricing discounts, guaranteed returns, freight, taxes, returns, cash discounts, and other sales deductions. Except as aforesaid, Net Sales are computed on an accrual basis in accordance with GAAP as applied by N21. Any disagreements with respect to the calculation and determination of Net Sales shall be decided by an independent accountant mutually acceptable to the parties (failing agreement on which, each shall designate accountants of their own selection which shall themselves appoint accountants for such purpose), whose decision shall be binding and conclusive. For the purposes of this Paragraph, the term “Affiliate” shall mean any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, N21 or NewCo.

(iii)
The term “Payment Date” means August 31 in each year commencing 2007 until additional consideration under this Section 5 aggregates $2,500,000. The term Eligible Period means each of the successive years beginning with the Closing Date.

(b)
On each Payment Date, N21 shall pay to the Stockholders (allocated equally between them) an amount equal to 3% of the amount by which Net Sales during the then most recently elapsed Eligible Period exceeds $10,000,000, provided that the total amount payable by N21 under this Section 5 shall in no event exceed an aggregate of $2,500,000. At the request of the Stockholders, N21 will quarterly during each Eligible Period make advances against additional consideration that the parties mutually expect to accrue under this Section for the Eligible Period, provided that on the Payment Date for the Eligible Period the Stockholders refund to N21 any excess advances they may have received towards additional consideration for the Eligible Period, and N21 shall pay to the Stockholders any shortfall in payments it may have made towards additional consideration for the Eligible Period.

(i)	Each such payment by N21 shall be accompanied by a report that sets forth Net Sales for the relevant period and that is certified as to its accuracy by the chief financial officer of N21.

(ii)	N21 shall from time to time at the request of Stockholders give to Stockholders and their representatives access to the records of the Sellers relating to Net Sales for Eligible Periods hereunder.

(iii)	N21 shall provide adequate facilities and equipment and qualified technical and marketing personnel, and otherwise use reasonable commercial efforts, for the sale of Eligible Products.

6.	Additional Common Stock

(a)	The “then Per Share Market Value” means the average volume weighted closing price of the common stock of N21 during the 30 trading days immediately preceding the first anniversary of the Closing.

(b)	The “Aggregate First Anniversary Value” means 8,000,000 times the then Per Share Market Value.

(c)	The “Aggregate Value Shortfall” means the amount if any by which the Aggregate First Anniversary Value is less than $16,000,000.

(d)
N21 shall within 30 days after the first anniversary of the Closing issue to the Stockholders (allocated equally between them) a number of shares of Common Stock (the “Additional Merger Shares”) that has an aggregate value (with each share being valued at the then Per Share Market Value) equal to the Aggregate Value Shortfall. However, the number of Additional Merger Shares shall in no event exceed 1,500,000. Certificates for the Additional Merger Shares shall have the same legends as are provided herein for the Initial Merger Shares.

(e)	All calculations under this Section shall be appropriately adjusted for stock splits, reverse stock splits and stock combinations and similar matters.

7.	Registration.

(a)
On or before the 90th day after the Closing, N21 will file a registration statement on Form S-3 (or on such other form as may be available) with the Securities and Exchange Commission (the “SEC”) for the public sale by the Stockholders and by Jeffrey Finkle, Alan Freidman and Bathgate Capital Partners, LLC (as permitted transferees pursuant to Section 8(c)) of the Initial Merger Shares and the Additional Merger Shares (collectively, the “Merger Shares”), provided that any sale by the Stockholders shall in any event be subject to the lock-up provided in Section 8. The registration statement documents shall include provisions for mutual indemnification by the Company and the Stockholders for any misrepresentation or omission in the registration statement by it or them, respectively.

(b)
N21 shall use its best efforts to cause the registration statement referred to in this Section to become effective as promptly as possible after the date of filing, and to remain effective thereafter during the Effectiveness Period as defined in and to the extent provided in the Registration Schedule attached hereto. If the Registration Statement does not become effective, ceases to be effective or, once effective, is withdrawn by N21, then the Stockholders shall have the right to demand for their Merger Shares and for the shares of the transferees (permitted under Section 8(c)), registration pursuant to the terms and conditions set forth in the Registration Schedule attached hereto. N21 shall use its best efforts to comply with all requirements and rules promulgated by the SEC in order to maintain the effectiveness of the registration statement as aforesaid, including compliance with Rule 144 and Sections 12(g) and 15(d) of the Securities Exchange Act of 1934, as amended.

(c)
All expenses incident to N21's performance of or compliance with the undertakings in this Section 7, including but not limited to, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger expenses, telephone and delivery expenses, fees and disbursements of counsel to N21 and of independent certified public accountants of N21 will be borne by N21, as well as up to $15,000 in fees and disbursements of counsel to the Stockholders that accrue at such counsel’s standard hourly rates.

(d)
If the registration statement referred to in clause (a) above has not been declared effective by the first anniversary of the Closing Date and if no other registration statement pursuant to clause (a) above shall then be effective, then, for each full 30-day period thereafter until a registration statement is declared effective or, if earlier, until the Stockholders are permitted to sell all of their Merger Shares under Rule 144, the Company shall pay $25,000 to the Stockholders ($12,500 to each Stockholder) as liquidated damages.

(e)	N21 shall prepare and promptly file a listing application with NASDAQ that covers the Initial Merger Shares and any Additional Merger Shares.

8.	Lockup and Disposal Schedule.

(a)
Whether or not the securities constituting the Merger Shares have been registered under Section 7, but without limiting N21's obligation to effect such registration pursuant to Section 7, each Stockholder agrees that he will not at any time sell, transfer or otherwise dispose of (“Transfer”) any Merger Shares except to the extent that the same has theretofore been released from this lock-up. Of each Stockholder’s Merger Shares, 1/3 shall be released from this lock-up on the first anniversary of the Closing, another 1/3 shall be released from this lock-up on the second anniversary of the Closing, and the final 1/3 shall be released from this lock-up on the third anniversary of the Closing.

(b)
Each Stockholder shall also be released from the lock-up upon (i) the consummation of a sale by the Company of all or substantially all of its assets, (ii) the consummation of any other transaction as a result of which 35% or more of the then outstanding Common Stock is acquired by any person or entity and its affiliates, (iii) a Final Determination (as hereinafter defined) that (1) the Company terminated such Stockholder’s employment other than For Cause as defined in the employment agreement referred to in Section 3(c), or (2) such Stockholder resigned from N21 for Good Reason, as defined in such employment agreement. A “Final Determination” on a matter occurs when the parties hereto agree in writing on such matter or a court, or any other tribunal acceptable to the parties, makes a final and unappealable determination on such matter.

(c)
The Stockholders are permitted to transfer an aggregate of up to 920,000 shares of Initial Merger Shares to Jeffrey Finkle, Alan Friedman and Bathgate Capital Partners, LLC subject to the making by such persons of representations to N21 that are commonly requested for such transfers. Such transferred shares shall be free of the lock-up hereunder.

(d)	Certificates for the Merger Shares shall be legended to reflect the foregoing.

9.
Representations and Warranties by the Stockholders. The Stockholders (as to themselves severally) and, until the Closing Date, the Company, jointly and severally represent and warrant to N21 and NewCo as follows, it being understood that all Schedules referred to in this Section shall be set forth on a separate Disclosure Schedule initialed by the Stockholders on the date hereof.

(a)
Organization Qualification. Except as set forth in Schedule 9(a), Iceland Health is a corporation duly organized, validly existing and in good standing under the laws of New York, and it has all requisite corporate power and authority and is entitled to carry on its business as now being conducted and to own, lease or operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated.

(b)
Subsidiaries. Iceland Health has no subsidiaries. Iceland Health has and, throughout its existence and the existence of any of its predecessors has had, no interest, direct or indirect, and has no commitment to purchase any interest, direct or indirect, in any other corporation or in any partnership, joint venture or other business enterprise or entity other than as set forth on Schedule ~~ý~~9(b). The business carried on by Iceland Health has not been conducted through any direct or indirect subsidiary or affiliate of any shareholder or other affiliate of any shareholder, except that Iceland Delaware, which is wholly owned by the Stockholders, has performed certain services for the Company as set forth in Schedule 9(c)(i).

(c)	Transactions with Certain Persons.

(i)
Except as set forth on Schedule ~~ý~~9(c)~~ý~~(i) during the past three years Iceland Health has not, directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to, or otherwise dealt with (except with respect to remuneration for, or reimbursement of expenses in connection with, services rendered as a director, officer or employee of Iceland Health), in the ordinary course of business or otherwise, any shareholder of Iceland Health or to any person, firm or corporation which controls, is controlled by or is under common control with any Stockholder.

(ii)
Except as set forth on Schedule 9~~ý~~(c)(ii), Iceland Health does not owe any amount to, or have any contract with or commitment to, any of its shareholders, directors, officers, employees or consultants (other than compensation for current services not yet due and payable, reimbursement of expenses arising in the ordinary course of business), and none of such persons owes any amount to Iceland Health.

(iii)	No part of the property or assets of any Stockholder is used by Iceland Health.

(d)
Authorization and Approval of Agreement. All proceedings or corporate action required to be taken by Iceland Health relating to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been taken at or prior to the Closing.

(e)
Execution, Delivery and Performance of Agreement; Authority. Subject to the obtainment of the consents required to be received by Iceland Health by Closing, neither the execution, delivery nor performance of this Agreement by Iceland Health will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of Iceland Health’s certificate of incorporation or bylaws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation or any order, judgment or decree to which Iceland Health is a party or by which it may be bound or affected. Iceland Health has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and this Agreement constitutes a valid and binding obligation of Iceland Health, enforceable in accordance with its terms, except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights, and (B) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(f)	Capitalization etc.

(i)
The presently authorized, issued and outstanding shares of each of Iceland Health and the names of the record owners thereof as of immediately prior to the Closing Date are as set forth on Schedule ~~ý~~9(f). The shares set forth in Schedule 9(f) constitute all of the shares of capital stock of Iceland Health that are outstanding as of the date of this Agreement and as of the Closing Date, and all such shares as of the Closing Date will be legally issued, fully paid and non-assessable.

(ii)
Each Stockholder owns the entire record and beneficial interest in his or its shares as set forth in Schedule 9(f) to the Agreement, and such shares are free and clear of all liens, charges, mortgages, pledges, security interests, claims, assessments, options, warrants, rights and encumbrances whatsoever.

(g)
Except as set forth in Schedule 9(g) to the Agreement, there are no outstanding subscriptions, options, warrants, calls, commitments, convertible securities or other agreements or arrangements of any character or nature whatsoever (“Security Rights”) under which such Stockholder is or may become obligated to, assign or transfer any shares of Iceland Health, and there are no rights of first refusal, preemptive rights or similar rights with respect to any such shares.

(h)
Except as set forth in Schedule 9(h), there are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which Iceland Health or any shareholder of Iceland Health is or may become obligated to issue, assign or transfer any shares of Iceland Health, and there are no rights of first refusal, preemptive rights or similar rights with respect to any such shares.

(i)	Financial Statements.

(i)
The term “Financial Statements” means the unaudited consolidated financial statements of Iceland Health that have been delivered by Iceland Health to N21 (i) as of June 30, 2006 and for the six months then ended, and (ii) as of December 31, 2004 and 2005 for the years then ended.

(ii)
The Financial Statements are complete, have been prepared from the books and records of Iceland Health in accordance with U.S. generally accepted accounting principles consistently applied (subject to the absence of footnotes and year-end accruals) and maintained throughout the period indicated and fairly present the financial condition of Iceland Health as at the date thereof and the results of its operations for the period covered thereby. The “Balance Sheet” means the balance sheet of Iceland Health as of June 30, 2006 that is included in the Financial Statements, and the “Balance Sheet Date” is June 30, 2006.

(iii)
The statements of earnings included in the Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein or in a Schedule to this Agreement that refers to this Section (iii)

(j)
Absence of Undisclosed Liabilities. Except as and to the extent to be reflected or reserved against on the Balance Sheet and except as set forth on Schedule 9(j), as of the Balance Sheet Date Iceland Health had no debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature whatsoever, including, without limitation, any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by Iceland Health's income, or its property or authorized or outstanding capital stock on the Balance Sheet Date or any other debts, liabilities or obligations relating to or arising out of any act, transaction, circumstance or state of facts which occurred or existed on the Balance Sheet Date, whether or not then known, due or payable. None of Iceland Health's employees is now or, will by the passage of time hereafter become, entitled to receive any vacation time, vacation pay or severance pay attributable to services rendered prior to the Balance Sheet Date except as disclosed on the face of the Balance Sheet or in Schedule 9(j).

(k)	Taxes. Except as set forth in Schedule 9(k),

(i)
all taxes, including, without limitation, income, property, sales, use, franchise, value added, employees' or other third party income tax withholding and social security taxes, imposed by the United States or any State or any other foreign country or by any municipality, subdivision or instrumentality of the United States or any State or of any other country, or by any other taxing authority, which are due and payable by Iceland Health, and all interest and penalties thereon, whether disputed or not, have been paid in full;

(ii)	all tax returns required to be filed by Iceland Health have been duly and timely filed and are complete and correct in all material respects;

(iii)
all taxes or deposits in respect thereof required by applicable law to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, stockholder or other third party have been so withheld and paid, and all Forms W-2 and 1099 required with respect to such amounts paid or owing have been properly completed and timely filed;

(iv)
Iceland Health has not been delinquent in the payment of any foreign or domestic tax, assessment or governmental charge or deposit and has no tax deficiency or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency or claim;

(v)
Iceland Health’s corporate income tax returns have not been audited by any income tax authority, or any state or municipality for its prior six fiscal years through the year ended (and to the knowledge of Stockholders, there is no audit which is pending or contemplated to commence), and there is not now in force any extension of time with respect to the date on which any tax return was or is due to be filed by Iceland Health, or any waiver or agreement by it for the extension of time for the assessment of any tax; and

(vi)
Iceland Health and each predecessor of Iceland Health, if any, has been, effective January 1, 2005, a validly electing S corporation within the meaning of sections 1361 and 1362 of the Internal Revenue Code of 1986, as amended, and has been treated as such for federal income tax purposes up to and including the Closing.

(l)	Absence of Changes or Events. Except as set forth on Schedule 9(l) and except in connection with the transaction contemplated by this Agreement, since the Balance Sheet Date:

(i)	the business of Iceland Health has been conducted in the ordinary course and consistent with past practice;

(ii)	there has not been:

(1)	any material adverse change in the relationships of Iceland Health with its licensees, customers, suppliers, payors, reimbursers, and/or persons or organizations that refer business to it;

(2)	any material damage, destruction or casualty loss (whether or not covered by insurance) suffered by Iceland Health;

(3)	any transaction material to the business or the assets of Iceland Health, except in the ordinary course of business;

(4)	any employment agreement or deferred compensation agreement entered into between Iceland Health and any of its employees;

(5)
any issuances or grants of shares, subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which Iceland Health is or may become obligated to issue, assign or transfer any shares of the capital stock of Iceland Health;

(6)
any increase, not in the ordinary course of business, in the compensation payable or to become payable by Iceland Health or the adoption of any new (or amendment to or alteration of any existing) bonus, incentive, compensation, pension, stock, matching gift, profit sharing, retirement, death benefit or other fringe benefit plan;

(7)
any increase in the aggregate indebtedness for borrowed money or any increase in purchase commitments or other liabilities or obligations (whether absolute, accrued, contingent or otherwise) incurred by Iceland Health, except for liabilities, commitments and obligations incurred in the ordinary course of business consistent with past practice;

(8)
any lien created on any of the assets of Iceland Health, other than (i) liens for taxes not yet due and payable and (ii) liens other than for borrowed money that are created in the ordinary course of business consistent with past practice as reflected in the Financial Statements;

(9)	any material labor dispute involving the employees of Iceland Health;

(10)
any sale, assignment, transfer or other disposition or license of any material tangible or intangible assets of Iceland Health, in excess of $25,000 per transaction, other than the sale of inventory in the ordinary course of business consistent with past practice;

(11)	any amendment, termination or waiver by Iceland Health of any right of substantial value belonging to it;

(12)	any amendment of the Certificate of Incorporation or bylaws of Iceland Health;

(13)	inventory purchases or sales, in excess of $10,000, out of the ordinary course of business;

(14)	any one or more capital expenditures or commitments by Iceland Health not fully paid for in excess of $25,000 in the aggregate; or

(15)
any change, event or condition which, in any case or in the aggregate, has had or is reasonably expected to have a materially adverse affect on Iceland Health's condition (financial or otherwise), properties, assets, liabilities, operations or prospects, taken as a whole;

(16)	any transaction, contract or commitment other than in the ordinary course of business; or

(17)	any agreement or any commitment to take any of the foregoing actions.

(m)
Litigation. Except as set forth in Schedule 9(m), neither the Stockholders (or either of them) nor Iceland Health has received any notice of any claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment, in excess of $10,000 per case, in progress, pending or in effect, or to the knowledge of either Stockholder is any of the foregoing threatened, against or relating to Iceland Health, its officers, directors or employees, its properties, assets or business or the transactions contemplated by this Agreement, and there is no basis for the same.

(n)	Compliance with Laws and Other Instruments.

(i)
Except as set forth in Schedule 9(n), Iceland Health has complied with all existing laws, rules, regulations, ordinances, orders, judgments and decrees now applicable to its business, properties or operations as presently conducted, except where the non-compliance with any laws, rules, regulations, ordinances, orders, judgments and decrees is not expected to have an adverse material effect on Iceland Health and/or its business condition taken as a whole. Neither the ownership nor use of Iceland Health's properties nor the conduct of its business as currently conducted conflicts with the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its Certificate of Incorporation or bylaws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance or regulation, or any order, judgment or decree to which Iceland Health is a party or by which it is bound.

(ii)
Iceland Health is and has been in compliance in all material respects with legal requirements applicable to Iceland Health. Iceland Health is not in default under, or in violation of, any statute, law, order, requirement or regulation of any governmental authority. Iceland Health has not received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any governmental authority or any other written notice that would indicate that it is not currently in compliance with all such legal requirements.

(o)	Title to Properties.

(i)
Except as set forth in Schedule 9(o)(i), Iceland Health has good title to all the properties and assets reflected in the Balance Sheet (except for inventory sold after the Balance Sheet Date in the ordinary course of business).

(ii)
Except as set forth in Schedule 9(o)(ii), none of such properties and assets are subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever, whether accrued, absolute, contingent or otherwise, except as expressly set forth in the Balance Sheet as securing specific liabilities or as otherwise expressly permitted by the terms hereof or those imperfections of title and encumbrances, if any, which

(1)	are not substantial in character, amount or extent and do not materially detract from the value of the properties subject thereto,

(2)	do not interfere with either the present and continued use of such property or the conduct of Iceland Health's normal operations and

(3)	have arisen only in the ordinary course of business.

(iii)	All of the properties and assets owned, leased or used by Iceland Health are in operating condition, are suitable for the purposes used, are adequate for the current operations of Iceland Health.

(p)	Schedule ~~ý~~9(p) includes a list, that is accurate and complete in all material respects, of:

(i)	All real property owned by Iceland Health or in which Iceland Health has a leasehold or other interest or which is used by Iceland Health in connection with the operation of its business,

(ii)	Any material lease or other agreement that is terminable on a change of control of Iceland Health or on the sale of its assets;

(iii)
As of a date no earlier than the Balance Sheet Date, all of Iceland Health's receivables (which shall include accounts receivable, loans receivable and any advances), together with information as to each such listed receivable which has been outstanding for more than 90 days, to the extent such receivables are not included as bad debts or otherwise reflected in the Financial Statements.

(iv)
All machinery, tools, equipment, motor vehicles, rolling stock and other tangible personal property (other than inventory and supplies), owned, leased or used by Iceland Health except for items having a value of less than $5,000 which do not, in the aggregate, have a total value of more than $25,000.

(v)	All fire, theft, casualty, liability and other insurance policies insuring Iceland Health.

(vi)	All sales agency or route distributorship agreements or franchises or agreements providing for the services of an independent contractor to which Iceland Health is a party or by which it is bound.

(vii)
All material contracts, agreements, commitments or licenses relating to patents, trademarks, trade names, copyrights, inventions, processes, know-how, formulae or trade secrets to which Iceland Health is a party or by which it is bound.

(viii)
All loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, leases or lease purchase agreements to which Iceland Health is a party or by which it is bound.

(ix)
All material contracts, agreements and commitments, whether or not fully performed, in respect of the issuance, sale or transfer of the capital stock, bonds or other securities of Iceland Health to which Iceland Health is a party or pursuant to which Iceland Health has acquired any substantial portion of its business or assets.

(x)
All material contracts, agreements, commitments or other understandings or arrangements to which Iceland Health is a party or by which it or any of its property is bound but excluding purchase and sales orders and commitments made in the ordinary course of business.

(xi)	employment and consulting agreements, employee stock options plans to which Iceland Health is a party or is bound.

(xii)
The names and current monthly salary rates of all persons who are employed or retained by Iceland Health as of the date of this Agreement, showing separately for each such person the amounts paid or payable as salary, bonus payments and any indirect compensation in 2005 and to date in 2006.

(xiii)
The names of all of Iceland Health's directors and officers; the name of each bank in which Iceland Health has an account or safe deposit box, and the names of all persons, if any, holding tax or other powers of attorney from Iceland Health.

(xiv)
All of the contracts, agreements, leases, licenses and commitments required to be listed on any Schedule to this Agreement (other than those which have been fully performed) are valid and binding, enforceable in accordance with their respective terms, except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights, and (B) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and in full force and effect. Except as disclosed in the relevant Schedule, there is not under any such contract, agreement, lease, license or commitment any existing default by Iceland Health or any other party thereto, or event which, after notice or lapse of time, or both, would constitute a default or result in a right to accelerate or loss of rights.

(q)	Intangible Property.

(i)	Schedule ~~ý~~9(q) sets forth a complete list and concise description of the following:

(1)
all trademarks, service marks, trade names, patents, copyrights, royalty rights, logos, applications therefor and registrations thereof and inventions (collectively, “Proprietary Rights”) that are owned by Iceland Health or are applicable to the business of Iceland Health (the “Iceland Health Proprietary Rights”), and the jurisdictions in which the Iceland Health Proprietary Rights have been registered, filed or issued, if any, and all licenses to use any Proprietary Rights of others that are applicable to the business of Iceland Health;

(2)
contracts, agreements or understandings pursuant to which Iceland Health has authorized any person to use any of the Iceland Health Proprietary Rights (other than such license rights as may be ancillary to sales distribution agreements for its products); and

For the purpose of this Section 9(q), the term “Iceland Health Trade Secrets” shall mean the research and development results, records of experiments, scientific, technical, engineering and marketing data and literature and other know-how, formulae and techniques, recorded or available in any form whatsoever that were developed by Iceland Health, are owned by Iceland Health and are applicable to the business of Iceland Health.

(ii)
The Iceland Health Proprietary Rights have been properly registered, filed or issued in the offices and jurisdictions set forth in Schedule 9(q), and all applicable fees due and payable in connection with such registrations have been paid. Except as otherwise indicated in Schedule ~~ý~~9(q), Iceland Health is the sole and exclusive owner of the Iceland Health Proprietary Rights and the Iceland Health Trade Secrets.

(iii)
Except as set forth in Schedule ~~ý~~9(q), Iceland Health has not received any notice of or demand by any person pertaining to the Iceland Health Proprietary Rights or the Iceland Health Trade Secrets or the rights of Iceland Health thereunder, and no proceedings have been instituted or are pending or, to the knowledge of Iceland Health, are threatened which challenge the rights of Iceland Health in respect thereof or which seek to restrict the scope of the use thereof by Iceland Health. To the knowledge of Stockholders, none of the Iceland Health Proprietary Rights infringes on or is being infringed upon by others, and none is subject to any outstanding order, decree, judgment, stipulation, injunction or restriction to which Iceland Health is subject or agreement to which Iceland Health is a party that restricts the scope of the use thereof by Iceland Health.

(iv)
Except as disclosed in Schedule ~~ý~~9(q), neither Iceland Health nor either Stockholder has received any notice that Iceland Health is infringing or violating, or has infringed or violated, any Proprietary Rights of others, or used any confidential information or trade secrets or patentable or unpatentable inventions of any former employer of any employee of Iceland Health.

(v)	The Iceland Health Trade Secrets have not been, and will not be, disclosed by Iceland Health to any person other than under standard non disclosure agreements.

(vi)
Without limiting the generality of the foregoing, the Iceland Health Proprietary Rights also include all rights to the name and mark “Iceland Health,” and neither Stockholder shall hereafter directly or indirectly use such name or mark or any similar name or mark except on behalf of N21 in connection with their employment by N21 or in accordance with rights granted to them under the security agreement referred to in Section 3(e).

(r)
No Guaranties. Except as indicated on Schedule ~~ý~~9(r), none of the obligations or liabilities of Iceland Health is guaranteed by any other person, firm or corporation, nor has Iceland Health guaranteed the obligations or liabilities of any other person, firm or corporation.

(s)
Inventory. Except as indicated on Schedule ~~ý~~9(s), all items of Iceland Health's inventory and related supplies (including raw materials, work-in-process and finished goods) reflected on the Balance Sheet or thereafter acquired (and not subsequently disposed of in the ordinary course of business) are merchantable, or suitable and usable for the production or completion of merchantable products, for sale in the ordinary course of business as first quality goods at normal mark-ups and mark-downs, and none of the inventory so reflected is below standard quality.

(t)
Receivables. Except as indicated on Schedule 9(t), all receivables of Iceland Health (including accounts receivable, loans receivable and advances) which are reflected in the Balance Sheet, and all such receivables which will have arisen since the date thereof, shall have arisen only from bona fide transactions in the ordinary course of Iceland Health's business and shall be collected in full, without resort to litigation, within 90 days after they arose.

(u)
Labor Matters. Except as set forth in Schedule ~~ý~~9(u), Iceland Health is not a party to any collective bargaining agreement and there are no material or formal complaints, charges, cases or controversies or any conciliation agreement, consent or decree pending or to Iceland Health's knowledge threatened against Iceland Health or any of its employees acting individually or in concert, and no organization is presently attempting to gain, petitioning for or asserting representational status with respect to any group or groups of employees of Iceland Health, and Iceland Health is in material compliance with laws respecting employment practices, terms and conditions of employment, wages and hours, and is not presently engaged in any unfair labor practice. There is no labor strike or other labor dispute and there is no complaint, proceeding or other action pending or to Iceland Health's knowledge threatened against Iceland Health.

(v)	Securities Related Representations

(i)	Each Stockholder will acquire his Merger Shares for investment solely for the Stockholder’s own account and not with a view to or for the resale or distribution thereof.

(ii)	Each Stockholder has reviewed the risk factors for N21 that are set forth in the SEC Documents.

(iii)
Each Stockholder understands that the Stockholder may sell or otherwise transfer the Restricted Securities only if such transaction is duly registered under the Securities Act of 1933, as amended (the “Act”), under a registration statement or otherwise, or if Stockholder shall have received the opinion of counsel to the holder, which opinion shall be reasonably satisfactory to counsel to N21, to the effect that such sale or other transfer may be made in the absence of registration under the Act and in the absence of registration or qualification in each applicable state where the Restricted Securities are proposed to be sold or transferred. The Stockholder agrees to the imprinting of the following legend on certificates representing the Merger Shares issued or issuable to it:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED, DIRECTLY OR INDIRECTLY, WITHOUT A REGISTRATION STATEMENT IN EFFECT OR AN EXEMPTION FROM REGISTRATION.”

(iv)	Each Stockholder realizes that the Merger Shares are not a liquid investment.

(v)
Each Stockholder has not relied upon the advice of a “Purchaser Representative” (as defined in Regulation D of the Act) in evaluating the risks and merits of the investment in the equity securities of the N21, and that it has the knowledge and experience to evaluate N21 and the risks and merits relating thereto.

(vi)
Each Stockholder is either (i) an accredited investor as such term is defined in Rule 501 of Regulation D promulgated pursuant to the Act or (ii) a person who is a non-United States person who is not and has not been a US citizen or US resident within the meaning of Regulation S of the Act, and shall be such on the date any securities are issued to the holder.

(vii)	Each Stockholder is able to bear the economic risk of losing Stockholder’s entire investment in the securities and understands that an investment in the N21 involves substantial risks.

(w)
Records. The books of account, minute books, stock certificate books and stock transfer ledgers of Iceland Health are complete and correct in all material respects, and there have been no transactions involving the business of Iceland Health which properly should have been set forth therein and which have not been accurately so set forth.

(x)
Absence of Certain Business Practices. Neither Iceland Health nor any officer, employee or agent of Iceland Health, nor any other person acting on its behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer (except as made generally available to customers), supplier, governmental employee or other person who is or may be in a position to help or hinder the business of Iceland Health (or assist Iceland Health in connection with any actual or proposed transaction) which might subject Iceland Health to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

(y)
Suppliers and Customers. Schedule 9(y) sets forth (i) the names of the 10 principal suppliers of Iceland Health collectively during each of the years ended December 31, 2004 and December 31, 2005 and the six months ended June 30, 2006, together with the dollar amount of goods purchased by Iceland Health from each such supplier during each such period, and (ii) the names of the 10 principal customers of Iceland Health during each such period, together with the dollar amount of net sales to each such customer during each such period. Except as otherwise set forth in Schedule 9(y), Iceland Health maintains good business relations with all suppliers and customers listed or required to be listed in the Schedule 9(y) as well as with governments, partners, financing sources and other parties with whom Iceland Health has significant relations, and no such party has canceled, terminated or has given to Iceland Health notice that it intends to cancel or otherwise terminate its relationship with Iceland Health or to materially decrease its services or supplies to Iceland Health or its direct or indirect purchase or usage of the products of Iceland Health or to otherwise materially adversely modify its relations with Iceland Health.

(z)
Outstanding Purchase Orders. Schedule 9(z) sets forth as of July 31, 2006 Iceland Health's outstanding purchase orders received from customers and Iceland Health's purchase orders that were delivered by Iceland Health to its suppliers.

(aa)	Products, Services and Authorizations.

(i)
Since January 1, 2005, each product sold by Iceland Health has been manufactured and distributed in accordance with (i) the specifications under which the product is normally and has normally been manufactured, and (ii) the provisions of all applicable laws, policies, guidelines and any other governmental requirements.

(ii)	There have been no recalls of any products since January 1, 2005.

(iii)	Iceland Health has received no notice of any claims existing under or pursuant to any warranty, whether express or implied, on products sold by Iceland Health.

(iv)	Iceland Health maintains product liability insurance in such amounts, with such deductibles and against such risks and loss as are reasonable.

(bb)
Iceland Health has had an opportunity to discuss the business, management and financial affairs of N21 and has had access to the management of N21 and has had the opportunity to review all information requested by Iceland Health. Iceland Health has had the opportunity to review the SEC Documents (as such term is defined below) and the risk factors set forth therein.

(cc)	Iceland Health does not maintain, and since January 1, 2003 has not maintained, any plan or benefit that is governed by ERISA.

10.
Representations and Warranties by N21 and NewCo. N21 and NewCo represent and warrant to Iceland Health and the Stockholders as follows, it being understood that all Schedules referred to in this Section shall be set forth on a separate Disclosure Schedule:

(a)
Organization, Standing and Qualification. N21 is a corporation duly organized, validly existing and in good standing under the laws of New York; it has all requisite corporate power and authority and is entitled to carry on its business as now being conducted and to own, lease or operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated; and it is duly qualified, licensed or domesticated and in good standing as a foreign corporation authorized to do business in the states disclosed in its SEC Documents or as disclosed and listed on Schedule 10(a), which, except as disclosed in its SEC Documents or as disclosed and set forth on Schedule 10(a), are the only states where the nature of the activities conducted by it or the character of the properties owned, leased or operated by it require such qualification, licensing or domestication.

NewCo is a newly formed New York limited liability company. Except in connection with this Agreement, NewCo has not conducted and will not conduct prior to the Effective Time any operations, enter into any agreements and has no and will not have prior to the Effective Time or the earlier termination of this Agreement any obligations or liabilities, either accrued, absolute, contingent or otherwise.

(b)
Authorization and Approval of Agreement. All proceedings or corporate action required to be taken by N21 and by NewCo relating to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been taken at or prior to the Closing.

(c)
Execution, Delivery and Performance of Agreement; Authority. Neither the execution, delivery nor performance of this Agreement by N21 or by NewCo will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of N21’s or NewCo's certificate of incorporation, articles of organization or by-laws or operating agreement or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation or any order, judgment or decree to which N21 and/or NewCo is a party or by which either of them is bound or affected. Both N21 and NewCo have the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby and this Agreement constitutes a valid and binding obligation of N21 and NewCo, enforceable in accordance with its terms, except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights, and (B) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies..

(d)
Issuance of Shares. The issuance and delivery of the Merger Shares in accordance with this Agreement shall be, at or prior to the Closing Date, duly authorized by all necessary corporate action on the part of N21, and, when issued on the Closing Date as contemplated hereby, such shares of equity securities will be duly and validly issued, fully paid and nonassessable and issued in compliance with all applicable laws including United States federal and state securities laws. Such equity securities, when so issued and delivered in accordance with the provisions of this Agreement, shall be free and clear of all liens and encumbrances and adverse claims, other than restrictions on transfer created by applicable securities laws and will not have been issued in violation of their respective properties or any preemptive rights or rights of first refusal or similar rights.

(e)
SEC Documents; Financial Statements. N21 has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (“SEC”) pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof since January 1, 2004 (including all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein) being referred to hereinafter as the “Filed SEC Documents.” None of the Filed SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the consolidated financial statements of N21 included in the Filed SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. For purposes of this Agreement, SEC Documents shall mean the Filed SEC Documents together with any report, schedule, form, statement and other document filed by N21 with the SEC from the date hereof.

(f)	Financial Statements.

(i)
The unaudited consolidated financial statements of N21 for the nine months ended March 31, 2006 that are included in the Filed SEC Documents have been prepared from the books and records of N21 in accordance with U.S. generally accepted accounting principles consistently applied (subject to the absence of footnotes and year-end accruals) and maintained throughout the period indicated and fairly present the financial condition of N21 as at the date thereof and the results of its operations for the period covered thereby.

(ii)
The statements of earnings included in the Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein or in the Filed SEC Documents.

(g)	Taxes.

(i)
all taxes, including, without limitation, income, property, sales, use, franchise, value added, employees' or other third party income tax withholding and social security taxes, imposed by the United States or any State or any other foreign country or by any municipality, subdivision or instrumentality of the United States or any State or of any other country, or by any other taxing authority, which are due and payable by N21, and all interest and penalties thereon, whether disputed or not, have been paid in full;

(ii)	all tax returns required to be filed by N21 have been duly and timely filed and are complete and correct in all material respects;

(iii)
all taxes or deposits in respect thereof required by applicable law to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, stockholder or other third party have been so withheld and paid, and all Forms W-2 and 1099 required with respect to such amounts paid or owing have been properly completed and timely filed; and

(iv)
N21 has not been delinquent in the payment of any foreign or domestic tax, assessment or governmental charge or deposit and has no tax deficiency or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency or claim;

(h)
N21 has had an opportunity to discuss the business, management and financial affairs of Iceland Health and has had access to, the management of Iceland Health and has had the opportunity to review all information requested by N21.

11.	Conduct of Business Prior to Closing.

(a)
Prior to the Closing, the Stockholders shall cause Iceland Health to conduct its business and affairs only in the ordinary course of business in consultation with N21 on all material matters, to maintain, keep and preserve its assets and properties in good condition and repair and maintain insurance thereon in accordance with present practices, and to use reasonable commercial efforts to preserve the business and organization of Iceland Health intact, to keep available the services of Iceland Health’s present officers and employees, to preserve the goodwill of Iceland Health’s suppliers and customers and others having business relations with it. Without limiting the generality of the foregoing, prior to the Closing, Stockholders will not suffer or permit Iceland Health to:

(i)	change its certificate of incorporation or merge or consolidate or obligate itself to do so with or into any other entity;

(ii)
enter into any material contract, agreement, commitment or other understanding or arrangement except in the ordinary course of business or those of the type which would not have to be listed and described under Section 9, except as required hereunder;

(iii)	perform, take any action or incur or permit to exist any of the acts, transactions, events or occurrences of the type described in Section ~~ý~~9 outside of the ordinary course of business;

(iv)	repay any indebtedness to any person or entity, except for repayments due to any bank and payments to be made in the ordinary course of business;

(v)	make any distributions to Iceland Health’s shareholders other than dividends or distributions for the payment of taxes or as compensation for services rendered;

(vi)	issue any shares of Iceland Health or any options or warrants; or

(vii)	expend any cash other than for Iceland Health’s normal operating activities and in connection with the transactions contemplated hereunder.

(b)
Subject to standard confidentiality undertakings, Iceland Health shall give to N21, NewCo and their attorneys, accountants and other representatives, upon reasonable notice to Iceland Health, full access (so long as it does not interfere with Iceland Health's operations), during Iceland Health’s regular business hours, to Iceland Health’s personnel and all properties, documents, contracts, books and records of Iceland Health and will furnish N21 and NewCo with copies of such documents (certified by Iceland Health’s officers if so requested) and with such information with respect to the affairs of Iceland Health as N21 and/or NewCo may from time to time reasonably request. Any such furnishing of such information to N21 and/or NewCo or any investigation by N21 and/or NewCo shall not affect N21’s and NewCo’s right to rely on any representations and warranties made in this Agreement.

(c)
Public Disclosure. Prior to the consummation of the Merger and subject to the provisions of this Section 11(c), the parties hereto shall not issue any statement or communication to the public or press concerning this Agreement, the Merger or any of the other transactions contemplated by this Agreement, except as provided hereunder. Before a party releases any information concerning this Agreement, the Merger or any of the other transactions contemplated by this Agreement which is intended for or may result in public dissemination thereof, such party shall cooperate with the other parties, shall furnish drafts of all documents or proposed oral statements to the other parties for comments, and shall not release any such information without the written consent of the other parties. Nothing contained herein shall prevent a party hereto from releasing any information if required to do so by law in the opinion of its counsel.

(d)
Best Efforts; Regulatory Filings. Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to cause the conditions set forth in Sections 12 and 13 to be satisfied.

(e)
Iceland Health will not, prior to Closing, make or change any tax election; change any tax accounting period or tax accounting method; settle any tax dispute; or extend any statute of limitations for the assessment or collection of any tax without the consent of N21, which consent N21 shall not unreasonably withhold.

(f)
The provisions of that certain Non-Disclosure Agreement signed by N21 (the “NDA”) shall apply to any disclosure of confidential information made by Iceland Health hereunder and N21 shall continue to comply and shall ensure compliance by NewCo with the provisions of the NDA. A breach of the NDA shall be deemed a breach hereunder, for all intents and purposes.

(g)
So long as this Agreement is in effect neither Iceland Health nor either Stockholder shall entertain, negotiate or deal with, or provide any Confidential Information (as defined in Exhibit 3(d)(ii)) to, any person or entity who or which proposes to purchase all or any substantial part of the assets of Iceland Health other than in the ordinary course of business, or to purchase from Iceland Health or any Stockholders any equity interest in Iceland Health.

12.
Conditions Precedent to N21’s and NewCo's Obligations. All obligations of N21 and NewCo hereunder are subject, at the option of N21 and NewCo, to the fulfillment of each of the following conditions at or prior to the Closing:

(a)
All representations and warranties of the Stockholders contained herein shall be true and correct in all material respects when made and shall be deemed to have been made again at and as of the date of the Closing, and shall then be true and correct in all material respects.

(b)
All covenants, agreements and obligations required by the terms of this Agreement to be performed by Iceland Health and the Stockholders at or before the Closing shall have been duly and properly performed in all material respects.

(c)	Since the date of this Agreement there shall not have occurred any material adverse change in the condition (financial or otherwise), business, properties or assets of Iceland Health.

(d)
There shall be delivered to N21 and NewCo a certificate executed by an authorized officer of Iceland Health on behalf of Iceland Health, dated the date of the Closing, certifying that the conditions set forth in paragraphs ~~ý~~(a) and ~~ý~~(b) of this Section have been fulfilled.

(e)	All documents required under this Agreement to be delivered by Iceland Health and the Stockholders to N21 and NewCo at or prior to the Closing shall have been so delivered.

(f)	There shall not be outstanding any debt or other obligation by Iceland Health to any Stockholder or any affiliate of any Stockholder.

(g)	N21 and NewCo

(i)
shall have completed their due diligence review of the books and records and business and operations of Iceland Health, which N21 and NewCo undertake to continue promptly after the execution of this Agreement and for which Iceland Health agrees to furnish such materials for inspection as N21 and NewCo and their agents shall reasonably request and to make available members of management of the Company, and

(ii)	shall have no material objection as to any matters disclosed to them in such review.

13.
Conditions Precedent to Iceland Health’s and Stockholders Obligations. All obligations of Iceland Health and Stockholders at the Closing are subject, at the option of Iceland Health, to the fulfillment of each of the following conditions at or prior to the Closing:

(a)
All representations and warranties of N21 and NewCo contained herein shall be true and correct in all material respects when made and shall be deemed to have been made again at and as of the date of the Closing, and shall then be true and correct in all material respects.

(b)
All covenants, agreements and obligations required by the terms of this Agreement to be performed by N21 and NewCo at or before the Closing shall have been duly and properly performed in all material respects.

(c)	Since the date of this Agreement there shall not have occurred any material adverse change in the condition (financial or otherwise), business, properties or assets of N21.

(d)
There shall be delivered to Iceland Health a certificate executed by an authorized officer of N21 and NewCo, dated the date of the Closing, certifying that the conditions set forth in paragraphs ~~ý~~(a) and ~~ý~~(b) of this Section have been fulfilled.

(e)	All documents required under this Agreement to be delivered to Iceland Health and/or the Stockholders by N21 and NewCo at or prior to the Closing shall have been so delivered.

(f)	There shall have been approved by NASDAQ an additional listing application with respect to the Initial Merger Shares and any Additional Merger Shares.

(g)	Stockholders

(i)
shall have completed their due diligence review of the books and records and business and operations of N21 and NewCo, which Stockholders undertake to continue promptly after the execution of this Agreement and for which N21 and NewCo agree to furnish such materials for inspection as Stockholders and their agents shall reasonably request, and to make available members of management, and

(ii)	shall have no material objection as to any matters disclosed to them in such review.

(iii)	shall have received the opinion referenced in Section 3(a)(iv).

14.	Indemnification.

(a)
Subject to the provisions of Section 14(e), each Stockholder and, if there is no Closing, Iceland Health (each, a “Seller Indemnifying Party”) jointly and severally undertake and agree to indemnify N21 against and in respect of any and all direct losses, damages, costs and expenses (including reasonable legal fees and expenses) and shall on demand reimburse N21 for:

(i)
any and all loss, liability or damage suffered or incurred by N21 and/or NewCo (the “N21 Indemnified Party”) by reason of (i) any untrue representation, breach of warranty or non-fulfillment of any covenant by Iceland Health or any Stockholder contained herein or (ii) any liability or obligation (a “Non-Assumed Liability”) that is not listed as an “Assumed Liability” in the Stockholder’s Disclosure Schedule;

(ii)	the amount of any receivables that are not paid within 90 days after they are due;

(iii)
any and all loss, liability or damage suffered or incurred by the N21 Indemnified Party by reason of or in connection with any claim for finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of the Seller Indemnifying Party with respect to this Agreement or any of the transactions contemplated hereby;

(iv)
any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

(b)
Subject to the provisions of Section 14(e), N21 (the “N21 Indemnifying Party”) hereby undertakes and agrees to indemnify each Stockholder and Iceland Health against and in respect of any and all direct losses, damages, costs and expenses (including reasonable legal fees and expenses) and shall on demand reimburse each Stockholder for

(i)
any and all loss, liability or damage suffered or incurred by such Stockholder or Iceland Health (each, a “Seller Indemnified Party”) by reason of any untrue representation, breach of warranty or non-fulfillment of any covenant by N21 and/or NewCo contained herein;

(ii)
any and all loss, liability or damage suffered or incurred by the Seller Indemnified Party by reason of or in connection with any claim for finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of the N21 Indemnifying Party with respect to this Agreement or any of the transactions contemplated hereby;

(iii)
any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

(c)
The right of any Indemnified Party to recover a loss under this Section 14 is subject to the condition that a claim therefor from such Indemnified Party is received by the Indemnifying Party within 24 months from the Closing Date.

(d)
The indemnity obligations of N21 and NewCo, on the one hand, and of Iceland Health or the Stockholders, on the other hand, shall in no event exceed the value of the purchase price hereunder, with each Initial Merger Share being valued for this purpose at the greater of the per share closing price on the Closing Date or $2.00, and each Additional Merger Share being valued at the then Per Share Market Value for this purpose.

(e)	Carve out

(i)	The Stockholders shall have no indemnification obligation hereunder for the first $200,000 of claims for which indemnification would otherwise be required by them hereunder.

(ii)	N21 shall have no indemnification obligation hereunder for the first $200,000 of claims for which indemnification by it would otherwise be required hereunder.

(iii)
No indemnification shall in any event be required for any individual claim for less than $30,000, except to the extent that the aggregate of all such individual claims that are less than $30,000 exceeds $100,000.

(f)	The Indemnification obligations of the Stockholders shall be satisfied as follows:

(i)
First by deeming the principal amount of the Notes to be satisfied in an amount equal to the required indemnification; all such offsets and reductions in principal amounts to be applied equally against the Notes respectively issued to the Stockholders respectively;

(ii)	Second, by offsets against payments relating to sales of Eligible Products that have theretofore accrued for a Payment Period that has elapsed;

(iii)
Third, by cancellation of Additional Merger Shares (allocated equally against Merger Shares respectively owned by the Stockholders) that then remain subject to the lock-up in Section 8, with each such share being valued at the Per Share Market Value (adjusted for stock splits, combinations and similar matters) for this purpose; it being understood that all Additional Merger Shares shall be legended to reflect this potential offset;

(iv)
Fourth, by cancellation of Initial Merger Shares (allocated equally against Merger Shares respectively owned by the Stockholders) that then remain subject to the lock-up in Section 8, with each such share being valued at the per share closing price on the Closing Date; it being understood that all Initial Merger Shares shall be legended to reflect this potential offset; and

(v)	Fifth, by the Stockholders personally and jointly and severally.

(g)	Indemnity Procedure.

(i)
In the event a party seeks indemnification pursuant to this Section 14, the Indemnified Party shall give prompt notice to the party or parties from whom such indemnification is sought of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought hereunder.

(ii)	The Indemnifying Party shall have the right to assume the defense of any such action or proceeding at its own expense.

(iii)
In any such action or proceeding, the Indemnified Parties collectively shall have the right to retain one counsel; but the fees and expenses of such counsel shall be the expense of the Indemnified Parties unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any suit, action or proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of all parties by the same counsel would be inappropriate due to actual or potential conflict of interests between them.

(iv)
An Indemnifying Party shall not be liable under this Agreement for any settlement effected without its consent (which shall not be unreasonably withheld) of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

(v)
The Indemnifying Party may settle any claim without the consent of the Indemnified Party, but only if the sole relief awarded is monetary damages that are paid in full by the Indemnifying Party. In all other cases consent of the Indemnifying Party shall be required and shall not be unreasonably withheld.

15.	Survival of Representations, Warranties, Covenants and Obligations.

(a)
Notwithstanding any right of N21 and NewCo to fully investigate the affairs of Iceland Health and notwithstanding any knowledge of facts determined or determinable by N21 and NewCo pursuant to such investigation or right of investigation, N21 and NewCo has the right to rely fully upon the representations and warranties of Iceland Health contained in this Agreement.

(b)
Notwithstanding any right of Iceland Health to fully investigate the affairs of N21 and NewCo and notwithstanding any knowledge of facts determined or determinable by Iceland Health pursuant to such investigation or right of investigation, Iceland Health has the right to rely fully upon the representations and warranties of N21 and NewCo contained in this Agreement.

(c)
Except for the representations and warranties set forth in Section 9(k), above, which shall survive until the appropriate statute of limitations for assessment of tax has expired, and except that registration rights and other covenants which survive pursuant to their terms shall survive in accordance with such terms, the representations, warranties, covenants and obligations of each party shall survive the execution and delivery of this Agreement and the Closing hereunder and shall thereafter continue in full force for 24 full calendar months after the Closing Date. If any claim for indemnification hereunder that has been previously asserted by a party to this Agreement in accordance with Section ~~ý~~14 is still pending at the expiration of the applicable survival period, such claim shall continue to be subject to the indemnification provisions of this Agreement until resolved.

(d)
Each party shall at the request of any other party reasonably cooperate in the filing of tax returns, the defense of tax audits, and the prosecution and settlement of any tax litigation or other tax proceedings.

16.
Notices. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or forty-eight (48) hours after being forwarded for priority delivery by Federal Express or other recognized courier, addressed, if to Iceland Health or N21 to it at its then headquarters address, and, if to any Stockholder, to it c/o the Company (or at such other address as any party may specify by notice to all other parties given as aforesaid).

17.	Miscellaneous.

(a)
This writing, the Schedules hereto and all other written agreements executed and delivered on this date or hereafter, together constitute the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto. Such entire agreement supersedes all prior agreements or understandings, whether written, oral or otherwise, which may have been previously made, discussed or addressed by the parties, including the agreement dated as of August 15, 2006 (the “prior agreement”) by and among N21, the Company, the Stockholders and N21 Acquisition Corp. Among other things, this Agreement substitutes NewCo as a party in place of N21 Acquisition Corp.

(b)
No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

(c)
This Agreement shall be binding upon and inure to the benefit of each corporate party hereto, its successors and assigns, and each individual party hereto and his heirs, personal representatives, successors and assigns.

(d)	The paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said paragraphs.

(e)
Each party hereto shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

(f)	This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original. This Agreement may be signed by facsimile.

(g)	This Agreement and all amendments thereof shall be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed therein.

(h)
The parties consent to the exclusive jurisdiction of the state and federal courts in New York City in any action arising out of or connected in any way with this Agreement, and the parties hereto further agree that the service of process or of any other papers upon them or any of them in the manner provided for notices hereunder shall be deemed good, proper and effective service upon them. Trial by jury is waived.

(i)
N21, NewCo and Iceland Health shall each be responsible for their own fees and expenses (including attorneys fees) with respect to the transactions set forth in this Agreement, except that N21 shall pay $50,000 towards the fees of Anderson, Kill et al. for such transaction and $10,000 towards the fees of Hogan & Hartson for the Tax Opinion. All fees and expense that are paid by Iceland Health will be taken into account in computing Working Capital under Section 4.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ICELAND HEALTH, INC.

By: /s/ Mark H. Stenberg

Name: Mark H. Stenberg
Title: Chief Executive Officer

/s/ Mark H. Stenberg

Mark H. Stenberg

/s/ Arnold Blair
Arnold Blair

NUTRITION 21 INC.

By: /s/ Paul Intlekofer

Name: Paul Intlekofer
Title: Chief Executive Officer

N21 ACQUISITION I LLC

By: /s/ Paul Intlekofer

Name: Paul Intlekofer
Title: Chief Executive Officer

N21 Acquisition Corp. confirms that the prior agreement has been amended and superseded by this Agreement.

N21 ACQUISITION CORP.

By: /s/ Paul Intlekofer

Name: Paul Intlekofer
Title: Chief Executive Officer